EXHIBIT 99.2

FOR IMMEDIATE RELEASE Date Submitted: January 24, 2006 NASDAQ Symbol: FBMI	Contacts:	NEWS RELEASE Samuel G. Stone Executive Vice President and Chief Financial Officer Phone: (989) 466-7325

Firstbank Corporation Announces First Quarter Cash Dividend

Alma, MI (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.22 per share quarterly cash dividend will be paid March 16, 2006, to shareholders of record as of February 24, 2006.

The $0.22 per share cash dividend remains unchanged from the prior quarter. This rate, combined with the 5% stock dividend paid on December 30, 2005, represents a 10.0% increase in dividends per share compared to the year ago level.

Firstbank Corporation, headquartered in Alma, Michigan is a six bank financial services company with assets of $1.1 billion and 39 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; and Keystone Community Bank.